Exhibit 99.1

Real Mex Restaurants, Inc.
3rd Quarter 2010 Conference Call Script

Dick Rivera, CEO
Rick Dutkiewicz, CFO

Dick: Good afternoon and welcome to the Real Mex Restaurants 2010 third quarter conference call. I am Dick Rivera, President and CEO and with me today is Rick Dutkiewicz, Executive Vice President and CFO.

Let me begin by noting that during our opening remarks and in our responses to your questions, certain items may be discussed which are not based on historical fact. Such items including statements indicating our belief, trends, plans, expectations and the like, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. For more details, please refer to the risk factors in our SEC filings. In addition, as a result of a change in control of our parent Company as of June 28, 2010, we were required to revalue our balance sheet and apply purchase accounting treatment in the third quarter of 2010. Under GAAP, we were required to break out our fiscal 2010 results between the predecessor six months ended June 27, 2010 and the successor three months ended September 26, 2010. For purposes of our discussion today, we will refer to the combined predecessor and successor periods as the nine months ended September 26, 2010. For additional details and a breakdown of the predecessor and successor results, please refer to the September 26, 2010 10-Q filed with the SEC last week.

As of September 26, 2010, Real Mex Restaurants operated 182 restaurants; we also franchised or licensed a total of 32 restaurants comprised of 24 franchised Chevys restaurants and 8 internationally licensed El Torito restaurants. Our four major subsidiaries are El Torito, Chevys, and Acapulco restaurants and Real Mex Foods our purchasing, distribution and manufacturing subsidiary. Real Mex Restaurants is a wholly owned subsidiary of RM Restaurant Holding Corp.

Now I would like to summarize our third quarter results. Our comparable store sales for the decreased 2.4%, which was in line with the 2.2% decrease we experienced in the second quarter of 2010. Our entrée counts decreased 2.7% while our average check increased 0.3%. In the third quarter of 2009, we launched a series of pricing, promotional, advertising and menu initiatives intended to increase guest counts across our three major brands. These aggressive initiatives did in fact arrest and/or reverse the declines we had been experiencing in guest counts and sales, but they were accompanied by sharp increases in labor costs and cost of goods sold. Although most of the initiatives were discontinued by late in the third quarter of 2009, they did help to stabilize and then turn our sales and traffic trends. We “lapped” that promotion period late in the third quarter of 2010 and we are now running against a more normalized environment.

We continue to be focused on improving the overall guest experience with consistent execution in our operations while being more attentive and hospitable. To help in that regard, we have spent substantial time and resources during the quarter to gain a deeper understanding of our guests and the experience we are delivering; our goal is to ensure that our food and beverage offerings are relevant, that the restaurant environment is energetic and fun and that our brand positioning resonates with their wants and needs. To that end, we have implemented an online guest survey that provides near real time feedback on their dining experience. The feedback we are receiving is providing us a deeper level of insight into guest perceptions regarding attentiveness, speed of service, food quality, hospitality, among other attributes. Since commencing this survey, we have seen steady improvement in our guest ratings. While we still have more work to do, we are encouraged by our progress.

We are testing Happy Hour and lunch initiatives aimed at driving traffic and strengthening our value proposition. The happy hour program at El Torito is building sales. We have introduced further enhancements and will revamp our current happy hour offerings at our other concepts. In a similar vein, we have developed lunch offerings during the third quarter which will likely be placed into test this month.

Our Real Mex Foods business is continuing to expand offerings of our brands at both current and new retailers. We have introduced new Chevy’s items at Costco along with the newly introduced El Torito Mexican Caesar Salad kit. We have commenced product rollout at Sam’s clubs in California with the El Pollo Loco branded products which we produce and sell. Finally, we are now selling products we produce at Von’s, Ralph’s and Albertson’s locations in California. We believe we can grow this line of business through additional points of distribution as well as continuing to expand our product offerings.

We expect capital expenditures to be approximately $10.5 million this year which is well within the limits of our debt agreements. Our capital expenditures are aimed at ensuring our restaurants operate at the level expected by our guests and consistent with our own requirements.

Now I would like to turn the call over to Rick who will provide an overview of our financial results.

Rick: Thanks Dick.

Total revenues decreased $5.6 million or 4.5% to $118.6 million compared to the third quarter of 2009. The majority of the decline was attributable to a $5.1 million decline in restaurant revenues. The decrease in restaurant revenues was due to the closure of seven restaurants combined with the 2.4% decrease in comparable store sales. Our discounts increased $919,000 compared to the prior year due to our increased level of promotional activity.

Cost of sales was $28.6 million a $2.1 million or 6.9% decrease from the same period in 2009. As a percentage of total revenues, cost of sales improved to 24.1%for the three months ended September 26, 2010 compared to 24.8% of total revenues in the prior year quarter.

We continue to benefit from the labor initiatives we put in place late last year. Labor decreased 7.5% or $3.4 million to $42.5 million or 35.8% of total revenue, compared to $45.9 million or 37.0% of total revenue in the comparable quarter of 2009. The majority of this reduction was due to staff scheduling changes, coupled with lower health insurance expense. We continue to monitor our labor scheduling to ensure we have the appropriate number of associates ready to serve our guests at a level that they have come to expect.

Direct operating and occupancy expense was $35.0 million or 29.5% of total revenue compared to $35.3 million or 28.4% of total revenue in the third quarter of 2009. A significant portion of these costs are fixed in nature and do not vary with changes in total revenues.

General and administrative expense increased $300,000 to $6.0 million in the third quarter of 2010 compared to $5.7 million in the third quarter of 2009. The increase in the current quarter was primarily due to higher legal expense along with higher bonus expense.

Operating income increased $4.7 million to $500,000 compared to an operating loss of $4.2 million in the third quarter of 2009. The prior year period included a $2.7 million charge for goodwill impairment. There was no such charge in the quarter ended September 26, 2010.

Our net loss for the third quarter ended September 26, 2010 was $6.3 million compared to a net loss of $13.4 million in the prior year comparable quarter.

I would now like to spend a few moments to summarize our results for the first nine months of the year. Comparable store sales decreased 3.0% for the nine months ended September 26, 2010. The decrease was comprised of a 2.4% decrease in average check and a 0.6% decrease in entrée counts.

Total revenues decreased $20.0 million or 5.1% to $368.7 million compared to the third quarter of 2009. The majority of the decline was attributable to a $17.5 million decline in restaurant revenues. The decrease in restaurant revenues was due to the closure of seven restaurants combined with the 3.0% decrease in comparable store sales. Our discounts increased $4.2 million compared to the prior year due to our increased level of promotional activity.

Cost of sales was $89.2 million a $5.2 million or 5.5% decrease from the first nine months of 2009. As a percentage of total revenues, cost of sales improved slightly to 24.2% for the nine months ended September 26, 2010 compared to 24.3% of total revenues in the prior year period.

We continue to benefit from the labor initiatives we put in place late last year. Labor decreased 8.6% or $12.4 million to $131.1 million or 35.6% of total revenue, compared to $143.5 million or 36.9% of total revenue for the nine month period ended September 27, 2009. The majority of this reduction was due to staff scheduling changes, coupled with lower health insurance expense.

Direct operating and occupancy expense was $103.2 million or 28.0% of total revenue compared to $104.5 million or 26.9% of total revenue in the first nine months of 2009. A significant portion of these costs are fixed in nature and do not vary with changes in total revenues.

General and administrative expense decreased $1.4 to $17.0 million in the first nine months of 2010 compared to $18.4 million in the comparable 2009 period. The decrease in the 2010 period was attributable to lower labor expense due to a reduction in force as well as lower consulting costs.

Operating income increased $8.7 million to $9.4 million compared to $658,000 for the nine months ended September 27, 2009. The prior year period included a $2.7 million charge for goodwill impairment and $216,000 for the impairment of property and equipment. There was no such charge for these items for the nine months ended September 26, 2010.

Our net loss for the nine months ended September 26, 2010 was $12.6 million compared to a net loss of $26.5 million in the prior year comparable period.

We have $1.9 million of unrestricted cash, no borrowings on our revolving credit facility and are in full compliance with the covenants of our debt agreements.

I would now like to turn the call over to Dick Rivera for some closing remarks before the question and answer period.

Dick: Thanks Rick.

So we remain at Real Mex Restaurants committed to our key priorities of building entrée counts as well as average check, serving guests in a fun and festive environment and being stewards of our cash. We are continuing to develop new menu items aimed at delivering these results. And our marketing initiatives are balanced between compelling promotions and brand awareness. We believe these initiatives will make us more competitive now and in the future.

We appreciate your time and continuing support and we will now spend a few minutes answering any specific questions you may have.